POTOMAC FUNDS

WRITTEN INSTRUMENT AMENDING THE
TRUST’S DECLARATION OF TRUST

I, Daniel D. O’Neill, President of the Potomac Funds (the “Trust”), a business trust organized under the laws of the Commonwealth of Massachusetts pursuant to a Declaration of Trust dated June 3, 1997 (the “Declaration of Trust”), do hereby certify that the Trust’s Board of Trustees on March 31, 2006, unanimously authorized the amendment of the Declaration of Trust, pursuant to Article XII, Section 7 thereof, effective April 28, 2006, as follows:

1.	The name of the Trust be amended to “DireXion Funds.”

2.	Article I, Section 1 of the Declaration of Trust be amended in its entirety to read as follows:

Name

Section 1.     This Trust shall be known as the “DireXion Funds” and the Trustees shall conduct the business of the Trust under that name or any other name as they may from time to time determine.

IN WITNESS WHEREOF AND UNDER PENALTIES OF PERJURY, the undersigned swears that the foregoing is his free act and deed and he has set his hand hereunder on this 5th day of April 2006.

/s/ Daniel D. O’Neill
Daniel D. O’Neill
President